Exhibit 10.24

EXECUTION COPY

SEPARATION AGREEMENT

June 24, 2005

CONFIDENTIAL

Mr. Patrick T. Hogan

Executive Vice President

RCN Telecom Services, Inc.

105 Carnegie Center

Princeton, NY 08540-6215

Dear Pat:

This memorandum confirms our understanding regarding your ongoing employment relationship with RCN Telecom Services, Inc. and its affiliates (collectively, “RCN”), and serves to follow up and memorialize the notice that was provided to you on May 12, 2005 (the “Effective Date”).

1.	As of the Effective Date, you have ceased to serve as the Chief Financial Officer of RCN and shall instead serve as Executive Vice President – Corporate.

2.	From the Effective Date to July 1, 2005, you shall devote your full business time and attention to (A) assisting RCN and its employees to complete and file with the Securities and Exchange Commission RCN’s financial statements for the fiscal quarter ended March 31, 2005 (the “Financial Statements”) and (B) performing such other duties and responsibilities as are reasonably assigned to you from time to time by RCN’s Chief Executive Officer. You shall report to RCN’s Chief Executive Officer in connection with your duties described in (B), above.

3.	You agree that you shall not voluntarily terminate your employment with RCN for any reason before July 1, 2005, unless an earlier end date is agreed to in writing by RCN’s Chief Executive Officer (the “Termination Date”). You agree that your employment with RCN shall automatically terminate on the Termination Date.

4.

In consideration of your promises herein, RCN shall (i) continue to pay you at your current base salary through the Termination Date and (ii) grant you options to acquire 75,000 shares of common stock of RCN Corporation (“Stock”) on the terms and conditions set forth herein (the “Options”). The Options have been authorized by the Board of Directors and have a per share exercise price equal to $18.80. The Options shall fully vest on the 90th day following the grant date (regardless of whether you are then employed by RCN) provided you have, within 45 days of the

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Termination Date, executed and delivered to RCN a full and irrevocable release of claims through the date hereof, substantially in the form of Exhibit A (the “Release”). Vested Options shall remain exercisable until the third anniversary of the grant date. The Options shall be automatically forfeited on the 45th day following the Termination Date if you have not executed and delivered the Release as set forth above. Notwithstanding anything to the contrary contained herein, the Options shall be subject to the terms of the RCN Corporation 2005 Stock Compensation Plan in the form approved by the RCN’s stockholders and its Board of Directors.

5.	Promptly, and in any event within two business days, after your execution and delivery of the Release described in Paragraph 4 above, you shall be paid $393,730, which constitutes the severance benefits specified in Section 3(b) of the letter agreement between you and RCN dated December 7, 2004 (the “2004 Agreement”), it being understood and agreed that you shall not be entitled to any additional duplicative severance benefits under the 2004 Agreement and this Separation Agreement; provided however, that (for the avoidance of doubt) RCN shall provide you and your family, at its expense, with health insurance benefits as contemplated by Section 3(b) of the 2004 letter.

6.	This letter constitutes the complete agreement between the parties on the matters set forth herein and merges and supersedes all prior discussions, agreements (whether written or oral) and understandings of every kind and nature in respect of the subject matter of his letter. Notwithstanding the foregoing, this letter shall not relieve you of any obligations you may have to RCN under any other agreement, including the 2004 Agreement.

7.	This letter may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

8.	This letter shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflicts of law rules.

If this letter sets forth our agreement on the subject matter hereof, please sign and return to RCN the enclosed copy of this letter, which will then constitute our agreement on this subject.

RCN TELECOM SERVICES, INC.		Accepted and Agreed:

By:	/s/ Peter D. Aquino	/s/ Patrick T. Hogan
	Peter D. Aquino	Patrick T. Hogan
CEO and President

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ATTACHMENT A

GENERAL RELEASE

RCN Telecom Services, Inc, for itself and on behalf of its parent (referred to throughout this General Release as “RCN”), and Patrick T. Hogan (“Employee”), mutually desire to enter into this General Release (“Agreement”) and acknowledge that:

Employee has been encouraged to consult or seek the advice of an attorney or any other person of Employee’s choosing; and

Employee has carefully considered the terms and conditions of this Agreement and Employee understands that this Agreement settles, bars and waives any and all claims and grievances that Employee may have or could possibly have against RCN as of the date of the Separation Agreement dated June 24, 2005 (the “Separation Agreement”).

Employee understands that he is afforded two (2) weeks from the date of this Agreement to consider its terms, sign, date and return the Agreement to RCN. Otherwise, this Agreement may be deemed null and void by RCN, in its sole judgment.

NOW, THEREFORE, Employee and RCN for the good and sufficient consideration set forth below, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1. In consideration for Employee’s execution of this Agreement and Employee’s compliance with the promises and obligations set forth herein, RCN shall provide the benefits set forth in Section 5 of the Separation Agreement.

2. Employee understands and agrees that he would not receive the consideration referred to in Section 4 of the letter agreement by and between Employee and RCN dated June 24, 2005, absent execution of this release. Neither the making of this Agreement nor anything contained herein shall in any way be construed or considered to be an admission by RCN of non-compliance with any law or admission of any wrongdoing whatsoever.

3. Employee, of Employee’s own free will, voluntarily waives, releases and forever discharges RCN, its directors, officers, employees and shareholders of and from any and all actions or causes of action, suits, grievances, claims, debts, charges, complaints, contracts (whether oral or written, express or implied from any source), claims for recall or reinstatement and promises, whatsoever, in law or equity, which Employee, or Employee’s heirs, executors, administrators, successors and assigns, may have, or may have knowledge of or may be charged with knowledge of, as of the date of the Separation Agreement for, upon, or by reason of any matter, cause or thing whatsoever including, but not limited to, any and all matters arising out of Employee’s employment by RCN and including, but not limited to, any violation of: (i) the following

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federal statutes, as amended: Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Vocational Rehabilitation Act of 1973; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Family and Medical Leave Act; the WARN Act; and the Americans with Disabilities Act of 1990; (ii) the following state statutes, as applicable: the Pennsylvania Human Relations Act, 43 P.S. §§951, et seq.; the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:1-1, et seq.; the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1, et seq.; the California Fair Employment and Housing Act, Cal. Govt. Code §§12940, et seq.; Washington State Law Against Discrimination, Wash. Rev. Code §§49.60, et seq.; Massachusetts Fair Employment Practices Act, G.L.c. 151B; New York Human Rights Law, N.Y. Exec. Law §§291, et seq.; D.C. Human Rights Act, D.C. Code §§1-2500, et seq.; Virginia Human Rights Act, Va. Code §§2.1-715, et seq.; Illinois Human Rights Act, III. Stat. Ch. 775, §§1-101-9-102; (iii) any other federal, state or local labor, whistleblower, wage and hour or human rights law; and (iv) any other alleged violation of any local, state or federal law, regulation or ordinance and/or public policy, contract, tort or common law having any bearing whatsoever on the terms and conditions and/or cessation of Employee’s employment with RCN which Employee ever had, now has or may have as of the date of execution of the Separation Agreement. Notwithstanding the foregoing, the release of claims of Employee set forth above shall not release or relinquish any and all rights of Employee (1) to receive the severance and other benefits referred to in this Agreement and the Separation Agreement dated June 24, 2005, (2) to receive, through appropriate distribution to him, the assets of his retirement plan, (3) to seek indemnification and advancement of expenses to the extent he is entitled and to be indemnified to the fullest extent permitted for current or former officers and directors under applicable law and RCN’s articles of incorporation and by-laws, and (4) to seek or be entitled to coverage under any directors and officers insurance that RCN had, has or may obtain for the benefit of its former directors and/or officers, to the extent that RCN has such insurance, including, without limitation, indemnification and advancement of expenses with respect to In re RCN Corporation. ERISA Litigation, a case pending in the District Court of New Jersey, as to which RCN shall provide such indemnification and advancement of expenses to the fullest extent not prohibited by law, and to the extent that RCN provides such indemnification and advancement of expenses to any current or former officers or directors of RCN.

4. Employee represents and warrants that he has not filed, caused to be filed, or permitted to be filed on Employee’s behalf, any charge, complaint or action before any federal, state or local administrative agency or court against RCN or filed any grievance against RCN. Employee agrees that he will not submit this Agreement as evidence of any kind of liability by RCN, and that this Agreement is not relevant or material with respect to any issue of wrongdoing or liability on the part of RCN.

5. Should any provision of this Agreement be challenged by the Employee of his representatives and declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if as a result of such challenge, any portion of the general release language is

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ruled to be unenforceable, Employee agrees that he shall repay RCN the payments provided to Employee that are described in this Agreement and RCN shall have no further obligations under this Agreement.

6. Employee agrees not to, at any time, divulge to any person, firm, corporation or any other entity, information not in the public domain received by Employee during the course of Employee’s employment with RCN with regard to customers, prospects, pricing, marketing information, personnel matters, financial matters, business accounts and records, corporate documentation or structure, business strategy or any other information relating to the affairs of RCN, in any manner whatsoever, and all such information will be kept confidential by Employee and will not be revealed to anyone without the prior written permission of a duly authorized officer of RCN.

Notwithstanding the foregoing, confidential information shall not include information that (a) was in the possession of or known by Employee prior to Employee commencing employment with RCN; (b) is or becomes generally known to the public or generally known in the industry without violation of this Agreement; (c) is obtained by Employee from a third party having the right to disclose it without an obligation of confidentiality; (d) is personal financial information relating to Employee’s compensation, or (e) is required to be disclosed by court order or other legal process.

7. The parties have read and have fully considered the Agreement and are mutually desirous of entering into such Agreement. Employee agrees that this Agreement will not be subject to any claim of mistake of fact or duress. Having elected to execute this Agreement, to fulfill the promises set forth herein, and to receive the benefits set forth herein, Employee freely and knowingly, and after due consideration, enters into this Agreement intending to waive, settle and release all claims Employee has against RCN from the beginning of the world to the date of the Separation Agreement. Employee acknowledges that monetary damages would be insufficient to compensate RCN in the event of a breach or threatened breach of any of the provisions of this Agreement. Should Employee violate or threaten to violate any of the provisions of this Agreement, RCN will be entitled to an injunction to stop Employee from continuing such breach or threatened breach. Employee agrees, notwithstanding conflict of law principles, that proper jurisdiction and venue for the enforcement of this Agreement will be in the federal or state courts having jurisdiction over agreements like this and located in the State of New Jersey.

8. Both parties agree that, the provisions, terms and conditions of this Agreement are to be held in strict confidence. The parties agree not to disclose, or cause their attorneys or agents to disclose, the terms hereof, except (i) as may be specifically permitted in writing by the other party; (ii) as either party may be compelled to do so by a court order or as required by state or federal law; or (iii) to accountants or other professionals who advise the parties with respect to financial or tax matters. In addition, Employee may disclose the terms of this Agreement to his immediate family members, defined as spouse, parents and children.

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9. Unless compelled by law, Employee and RCN shall not communicate or publish, directly or indirectly, any disparaging comments or information about the other to any person, corporation, partnership, or any other business or governmental entity. RCN shall use commercially reasonable efforts to cause its directors and officers to comply with this Section 9.

10. RCN agrees to provide you, within five days of such request, with a mutually agreeable letter of reference to be signed by RCN’s Chief Executive Officer. Such letter shall, at a minimum, state your title, dates of employment, and a brief summary of duties and responsibilities. The letter shall also state that at all times during your employment you performed your duties with the highest degree of skill and professionalism.

11. Employee agrees that, for a period of six months following the date this Agreement is executed and delivered by Employee, he shall not (a) hire, attempt to hire, recruit, solicit, persuade, assist in the hiring of, or entice away from RCN (“solicitation”) any individual who is, as of the date hereof, an employee of RCN or an exclusive consultant to RCN who, in either case, had reported directly to Employee or (b) tortuously interfere with RCN’s employment or consulting relationship with another; provided that the foregoing does not apply to general solicitations not targeted at any such persons.

12. This Agreement shall be governed by the laws of the State of New Jersey, notwithstanding conflict of law principles.

13. EMPLOYEE REPRESENTS THAT HE IS UNDER FORTY (40) YEARS OF AGE.

WHEREFORE, the parties voluntarily and knowingly execute this Agreement under seal as indicated below.

EMPLOYEE	RCN Corporation and its Subsidiaries

/s/ Patrick T. Hogan	By:	/s/ Peter D. Aquino
Patrick T. Hogan		Peter D. Aquino

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